EXHIBIT 10.4

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION
EMPLOYMENT AGREEMENT

     This Confidentiality, Non-Competition and Non Solicitation Employment Agreement (this “Agreement”) is made by and between Centerpulse Orthopedics Ltd (“Company”) and Richard Fritschi (“Employee”).

Recitals

     A. For purposes of this Agreement, “Parent” means an entity which is a holding company of or holds a controlling interest in Company; “Affiliates” means a subsidiary of Company or the Parent of Company or a company over which Company or any holding company of Company has control; and the definition of each of Company, Parent and Affiliates, includes any of their successors-in-interest, including, but not limited to, Zimmer, Inc. (“ZINC”).

     B. Company, Parent and the Affiliates are part of the global holdings of Zimmer Holdings, Inc., a publicly traded corporation incorporated under the laws of the state of Delaware, U.S.A., the primary purpose of which is to serve as the umbrella entity for ZINC. Company, Parent and the rest of the Affiliates located throughout the world are engaged in the development, manufacture, distribution, and sale of orthopaedic medical and/or oral rehabilitation devices, products, and services.

Agreement

     NOW, THEREFORE, in consideration of the foregoing recitals, the promises contained herein, those certain benefits contained in each Zimmer Holdings, Inc. 2001 Stock Incentive Plan Nonqualified Stock Option Grant Agreement to which Employee is a party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:

     1. Acknowledgements. Employee acknowledges that Company is engaged in the highly competitive business of the development, manufacture, distribution, and sale of orthopaedic medical, oral rehabilitation and/or spine or trauma devices, products, and services, and that Employee serves in an executive, managerial capacity, and/or other designated position for Company. Further, Employee acknowledges that in the course of Employee’s employment with Company, Employee i) has been given and will continue to be given access to Confidential Information (as hereinafter defined); ii) has participated and will continue to participate in the development of and/or usage of inventions, products, concepts, methods, or technologies which are related to Company’s business; iii) has been given and will continue to be given specialized training relating to Company’s products and/or processes; and/or iv) has been given and will continue to be given access to Company’s customers and other business relationships.

     2. Termination of Employment. Company and Employee acknowledge and agree that Employee’s employment is on an at-will basis, and, accordingly, either Company or Employee may terminate the employment relationship at any time for any reason, or no reason whatsoever, with or without cause, and without advance notice.

     3. Non-Disclosure of Confidential Information. Employee acknowledges that Confidential Information is a valuable, special, and unique asset of Company, Parent and the Affiliates and agrees to the following:

(A) Confidential Information Defined. The term “Confidential Information” includes, but is not limited to, any and all of Company’s, Parent’s or Affiliates’ trade secrets, confidential and proprietary information and all other information and data of Company that is not generally known to the public or other third parties who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, the following: i) marketing, sales, and advertising information such as lists of actual or potential customers; customer preference data; marketing and sales techniques, strategies, efforts, and data; merchandising systems and plans; confidential customer information including identification of purchasing personnel, account status, needs and ability to pay; business plans; product development and delivery schedules; market research and forecasts; marketing and advertising plans, techniques, and budgets; overall pricing strategies; the specific advertising programs and strategies utilized, and the success or lack of success of those programs and strategies; ii) organizational information such as personnel and salary data; merger, acquisition and expansion information; information concerning methods of operation; divestiture information; and competitive information pertaining to Company’s distributors; iii) financial information such as product costs; supplier information; overhead costs; profit margins; banking and financing information; and pricing policy practices; iv) technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical training methods; v) information disclosed to Employee as part of a training process; and vi) information of third parties provided to Employee subject to non-disclosure restrictions for use in Employee’s business for Company. Confidential Information also includes any work product created by Employee in rendering services for Company.

(B) Non-Disclosure of Confidential Information. Employee agrees that Employee will not disclose, transfer, or use (or seek to induce others to disclose,

transfer, or use) any Confidential Information for any purpose other than i) disclosure to authorized employees and agents of Company who are bound to maintain the confidentiality of the Confidential Information; and/or ii) for authorized purposes during the course of Employee’s employment in furtherance of Company’s business.

(C) Protection of Confidential Information. Employee will notify Company in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Employee will use best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Employee will implement and abide by all procedures adopted by Company to prevent unauthorized disclosure, transfer, or use of Confidential Information.

4.	Ownership of Confidential Information and Inventions.

(A) Invention Defined. The term “Invention” includes, but is not limited to ideas, programs, processes, systems, intellectual property, copyrightable materials, discoveries, and/or improvements of which Employee conceives alone or in conjunction with others during Employee’s employment with Company and/or within six (6) months after Employee’s employment ends which relate to Company’s present or future business. An Invention is covered by this Agreement regardless of whether i) Employee conceived of the Invention in the scope of Employee’s employment; or ii) the Invention is patentable.

(B) Ownership of Confidential Information and Inventions. Confidential Information and Inventions are solely the property of Company. Employee agrees that Employee does not have any rights, title, or interest in any of the Confidential Information or Inventions.

(C) Disclosure and Assignment of Inventions. Employee will, without royalty or other consideration: i) inform Company promptly and fully of each Invention in writing with a detailed description of each Invention; ii) assign, and hereby does assign, to Company all of Employee’s right, title and interest in and to each Invention; and iii) execute at Company’s request and expense, any and all applications, assignments, or other documents relating to any Invention and the process of obtaining any patents or other protection for any Invention.

     5. Return of Confidential Information and Company Property. Immediately upon termination of Employee’s employment with Company, Employee shall return to Company all of Company’s property relating to Company’s business, including without limitation all of Company’s property which is in the possession, custody, or control of Employee such as Confidential Information, documents, hard copy files, copies of documents and electronic information/files.

     6. Obligations to Other Entities or Persons. Employee warrants that Employee is not bound by the terms of a confidentiality agreement or any other legal obligation which would either preclude or limit Employee from disclosing or using any of Employee’s ideas, inventions, discoveries or other information or otherwise fulfilling Employee’s obligations to Company. While employed by Company, Employee shall not disclose or use any Confidential Information belonging to an entity or other person.

     7. Conflict of Interest and Duty of Loyalty. During Employee’s employment with Company, Employee shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that is i) competitive with Company’s business; ii) deprives or potentially could deprive Company of any business opportunity; iii) conflicts or potentially could conflict with Company’s business interests; or iv) is otherwise detrimental to Company, including but not limited to preparations to engage in any of the foregoing activities.

     8. Non-Competition Covenants. Company and Employee acknowledge and agree that the following non-competition covenants are reasonable and necessary to protect the legitimate interests of Company, Parent and Affiliates, including, without limitation, the protection of Confidential Information, and Inventions. Employee further acknowledges and agrees that such covenants are an essential part of and consideration for Company’s promises contained in this Agreement. Employee agrees to, and covenants to comply with, each of the following separate and divisible restrictions:

(A)	Definitions.

1. “Competing Product” is defined as any orthopaedic product, process, or service and any dental reconstructive implant, spine implant, and trauma product; and/or any new product formulation, product modification, and/or product improvement which Company, Parent and/or Affiliate researched, developed, manufactured, marketed, distributed, and/or sold at the time of Employee’s termination and which Employee worked in conjunction with or obtained technical knowledge of during the last two years of Employee’s employment.

2. “Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products or has plans to research, develop, manufacture, market, distribute, and/or sell one or more Competing Products. A “Competing Organization” is diversified if it controls or is in common control of entities which conduct business in an industry other than the orthopaedic products industry or the dental reconstructive, spine implant or trauma products industries.

3. “Same or Similar Capacity” is defined as: i) the same or similar capacity or function in which the Employee worked for Company at any time during the last two years of Employee’s employment; ii) any executive or managerial capacity; and/or iii) any other capacity in which Employee’s knowledge of Confidential Information and/or Inventions would render Employee’s assistance to a Competing Organization a competitive advantage.

4. “Restricted Geographic Area” is defined as the following: i) Switzerland; ii) the continental United States; iii) Canada; iv) Mexico; v) Japan; vi) all countries of the European Union; and vii) all other countries, territories, or states in which a) Company is doing business or is selling its products at the time of termination of Employee’s employment with Company; and b) the Parent is doing business or is selling its products at the time of termination of Employee’s employment with Company.

5. “Non-Competition Period” is defined as the date Employee executes this Agreement, continuing through the twelve (12) months after the Employee’s last day of employment with Company unless otherwise extended by Employee’s breach of this Agreement.

6. “Customer” is defined as any distributor, health care dealer, hospital, hospital system, university practitioner, surgeon, dentist, health care purchasing organization, or surgical group with whom Employee had a business relationship on behalf of Company during the last two years of Employee’s employment with Company, and/or any distributor, health care dealer, hospital, hospital system, university practitioner, surgeon, dentist, health care purchasing organization, or surgical group with whom Company had a business relationship during the last two years of Employee’s employment with Company.

7. “Potential Customer” is defined as any entity that Employee identified, marketed to, and/or held discussions with regarding the research, development, manufacture, distribution, and/or sale of one or more Competing Products during the last two years of Employee’s employment with Company, and/or any entity that Company identified, marketed to, and/or held discussions with regarding the research, development, manufacture, distribution, and/or sale of one or more Competing Products during the last two years of Employee’s employment with Company.

(B)	Restrictive Covenants. During the Non-Competition Period, Employee agrees to be bound by each of the following independent and divisible restrictions:

1. Employee will not seek or obtain employment, work for, consult with, or lend assistance to any Competing Organization in a Same or Similar Capacity in the Restricted Geographic Area.

2. Employee will not seek or obtain employment, work for, consult with, or lend assistance to any Competing Organization in a Same or Similar Capacity or in any capacity if it is likely that as part of such capacity, Employee would inevitably use and/or disclose any of Company’s Confidential Information and/or Inventions.

3. Employee may accept employment, work for, consult with, or lend assistance to any Competing Organization provided that: i) the Competing Organization’s business is diversified; ii) the part of the Competing Organization’s diversified business with which Employee will be affiliated is not the same part of Company’s business with which Employee was affiliated during the last two years of Employee’s employment with Company; iii) the Employee’s affiliation with the Competing Organization does not involve any Competing Products; iv) Employee provides Company with a written description of Employee’s anticipated activities on behalf of the Competing Organization which includes, without limitation, an assurance satisfactory to Company that Employee’s affiliation with the Competing Organization does not constitute a Same or Similar Capacity; v) Employee’s affiliation with the Competing Organization would not likely cause Employee to inevitably use and/or disclose any Confidential Information and/or Inventions; and vi) Employee’s affiliation with the Competing Organization has no competitive purpose.

4. Employee will not seek or obtain employment, work for, consult with, or lend assistance to any Customers or Potential Customers in the Restricted Geographic Area in a competitive capacity or for a competitive purpose.

5. Employee will not provide, sell, market, or endeavor to provide, sell, or market one or more Competing Products to any Customer, or otherwise solicit or communicate about any Competing Products in a competitive capacity or for a competitive purpose with any Customer in the Restricted Geographic Area.

6. Employee will not provide, sell, market, or endeavor to provide, sell, or market one or more Competing Products to any Potential Customer, or otherwise solicit or communicate about any Competing Products in a competitive capacity or for a competitive purpose with any Potential Customer in the Restricted Geographic Area.

7. Employee will not adversely interfere with past, present, or prospective business relationships between Company and any of its Customers, Potential Customers, suppliers, distributors, agents, sales representatives, employees, independent contractors, or other persons or entities with which Company, Parent and/or Affiliates deal.

8. Employee will not employ, engage in personal service or favor (whether or not compensated), solicit for employment, advise or recommend to any other person or entity that such person or entity employ, or solicit for employment, any individual now or hereafter employed by Company, or otherwise induce or entice any such employee to leave Employee’s employment with Company to work for, consult with, or lend assistance to any Competing Organization.

9. Employee agrees to refrain from making any disparaging or derogatory statements about Company, its products, Parent and any of the Affiliates, together with their past, present and future officers, directors, employees, attorneys and agents. Disparaging or derogatory statements include, but are not limited to, negative statements regarding Company’s business or other practices.

10. Employee agrees that the divisible covenants contained in this Agreement prohibit Employee from engaging in the restricted activities directly or indirectly, whether on Employee’s behalf or on behalf of or for the benefit of any other person or entity, including for Employee’s benefit, and that all of the covenants restrict him from engaging in activities for a competitive purpose.

11. The Non-Competition Period shall not expire during any period in which Employee is in violation of any of the restrictive covenants set forth herein, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions.

     9. Reasonableness of Terms. Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect Company’s, Parent’s and Affiliates’ legitimate interests in Confidential Information, Inventions, and goodwill. Additionally, Employee acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities and geographic area. Employee further acknowledges and agrees that the restrictive covenants set forth in this Agreement will not pose any hardship on Employee and that Employee will reasonably be able to earn an equivalent livelihood without violating any provision of this Agreement.

     10. Non-Competition Period Payments. In the event Company terminates Employee and it is a “Termination for Cause” (as defined below), the payment provisions of this section 10 shall not apply. Following a termination of employment other than a Termination for Cause, to the extent Employee is unable to obtain employment consistent with Employee’s training and education solely because of the provisions of this Agreement, the following terms will apply upon expiration of any severance benefits to which Employee is otherwise eligible to receive: i) Company will make payments to Employee equal to Employee’s monthly base pay at the time of Employee’s termination plus bonus paid at target for each month of such unemployment through the end of the Non-Competition Period; ii) to the extent Employee is able to obtain employment which does not violate this Agreement, but solely because of this Agreement, the monthly base pay including the pro-rata bonus payment for the replacement employment is less than Employee’s monthly base pay including the pro-rata bonus payment at the time of Employee’s termination, Company agrees to pay the difference for each such month through the end of the Non-Competition Period; and iii) on the 15th day of each month of such unemployment, Employee will give Company a detailed written account of Employee’s efforts to obtain employment and an explanation exclusively attributing Employee’s inability to obtain replacement employment to the provisions of this Agreement. To the extent that Employee breaches any provision of this Agreement during the Non-Competition Period and/or fails to timely submit the written account required by this Section 10, Company reserves the right to cease making any payments pursuant to this Section 10. In the event of Employee’s breach, Employee agrees that Employee will still be bound by all of the provisions set forth in this Agreement, including, but not limited to, the non-competition, non-solicitation, non-disparagement and non-disclosure covenants, until the end of the Non-Competition Period. Further, Company reserves the right to release Employee from Employee’s obligations set forth in this Agreement at any time during the Non-Competition Period, at which time Company’s payment obligations under this Section 10 shall cease immediately and Employee shall not be entitled to any Non-Competition Period Payments or other compensation.

Furthermore, except in the event of a Termination for Cause, the Employee is entitled to all contractual pension, insurance, benefits contributions for the duration of the Non-Competition Period or until the Employee is able to obtain employment, whatever happens first.

“Termination for Cause” means if Employee: (a) is convicted of or pleads guilty or nolo contendere to any felony or to any crime or offense causing substantial harm to the Company or any of its affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (b) is grossly negligent or exercises willful misconduct in the performance of the duties of Employee; (c) fails or refuses to comply with policies or directives of the President, Chairman, CEO, or Board of Directors which are consistent with the nature of Employee’s duties hereunder and the provisions of this Agreement; (d) materially breaches any obligation of Employee set forth in this Agreement or in any other agreement between employee and the Company; or (e) commits any act or omission which reflects adversely on the Company. In the event of Termination for Cause, (i) the Company shall not have any further liability or obligation to Employee other than any unpaid base salary, to the extent already earned or accrued as of his termination date, minus any liabilities that Employee may have to the Company; (ii) Employee shall not be entitled to receive any incentive compensation or bonus for that year or any portion of that year during which the Termination for Cause occurs; and (iii) all previously granted stock options will terminate and not be exercisable.

     11. Severability, Modification of Restrictions: The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion or section of this Agreement is determined to be unenforceable or invalid for any reason, Company and Employee acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. If any particular covenant, provision or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, the temporal duration, scope of prohibited activity, and/or geographic area covered by any non-competition, non-solicitation, non-disparagement or non-disclosure covenant, provision or clause, Company and Employee acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The parties agree that any court interpreting the provisions of this Agreement shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable law.

     12. Remedies. Employee acknowledges that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to Company and that money damages will not be adequate relief for such injury. Accordingly, Employee agrees that Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available. In addition to all other relief to which it shall be entitled, Company shall be entitled to cease all payments to which Employee would otherwise be entitled under Section 10 hereto; continue to enforce this Agreement; recover from Employee all payments made under Section 10 to the extent attributable to a time during which Employee was in violation of the covenants for which payment was made; and recover from Employee all litigation costs and attorneys’ fees incurred by Company in any action or proceeding relating to this Agreement in which Company prevails, including, but not limited to, any action or proceeding in which Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement.

     13. Survival of Obligations. Employee acknowledges and agrees that Employee’s obligations under this Agreement, including, without limitation, Employee’s non-disclosure and non-competition obligations, shall survive the termination of Employee’s employment with Company, whether or not such termination is with or without cause or whether or not it is voluntary or involuntary. Employee further acknowledges and agrees that Employee’s non-disclosure, non-disparagement, non-solicitation and non-competition covenants set forth in Sections 3 and 8 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by Company shall be held sufficient to excuse or terminate the Employee’s obligations under Sections 3 and 8 of this Agreement or to preclude Company from obtaining injunctive relief or other remedies for Employee’s violation or threatened violation of such covenants.

     14. Successors and Assigns. Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee, Employee’s executors, administrators, personal representatives or other successors in interest. The services to be provided by Employee to Company are personal to the Employee, and Employee shall not have the right to assign Employee’s duties under this Agreement.

     15. Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Employee and a duly authorized officer of Company.

     16. No Waiver. The failure of Company to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together will constitute one and the same agreement.

     18. Entire Agreement. This Agreement, including Recitals, constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein, excluding the Employment Agreement Employee executed when Employee’s employment commenced. Notwithstanding the foregoing, to the extent the employee has an existing non-competition, confidentiality, and/or non-solicitation agreement in favor of Company and has breached or violated the terms thereof, Company may continue to enforce its rights and remedies under and pursuant to such existing agreement.

     Employee’s signature below indicates that Employee has read the entire Agreement, Employee understands what Employee is signing, and is signing it voluntarily. Employee agrees that Company advised Employee to consult with an attorney prior to signing the Agreement.

Date: September 30, 2004

“COMPANY”

`	Zimmer GmbH

By:
Printed Name:
Title:

“EMPLOYEE”